UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2011

Magellan Midstream Partners, L.P.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16335

DE	73-1599053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Williams Center, Tulsa, Oklahoma 74172
(Address of principal executive offices, including zip code)

(918) 574-7000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Magellan Midstream Partners, L.P. (the "Partnership") entered into an $800 million Credit Agreement dated as of October 27, 2011 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Bank, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and an Issuing Bank, and Suntrust Bank, as Co-Syndication Agent and an Issuing Bank (the "Credit Agreement").

Pursuant to the Credit Agreement, the lenders from time to time party thereto (the “Lenders”) have committed to provide advances up to an aggregate principal amount of $800,000,000 at any one time outstanding. As part of the aggregate commitments under the facility, the Credit Agreement provides for letters of credit to be issued at the request of the Borrowers in an aggregate amount not to exceed a $400,000,000 sublimit and for swing line loans to be issued at the request of the Borrowers in an aggregate amount not to exceed an $80,000,000 sublimit.

Borrowings under the Credit Agreement will be unsecured and bear interest at a LIBOR rate or a base rate, based on the election of the Borrower for each interest period, plus an applicable margin. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement. The applicable margin for LIBOR rate loans ranges from 0.875% to 1.75% and the applicable margin for base rate loans ranges from 0% to 0.75%. Amounts outstanding under the Credit Agreement may be accelerated for typical defaults including, but not limited to, the failure to repay the principal or interest of a borrowing, failure to observe or perform any covenant, failure to pay a material judgment, certain bankruptcy events or a change of control.

The Credit Agreement contains customary representations, warranties and covenants, including limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The Credit Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the consolidated debt of Borrower and its restricted subsidiaries to the consolidated EBITDA (as defined in the Credit Agreement) of Borrower and its restricted subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for increases to 5.50 to 1.00 in connection with certain future acquisitions.

Concurrently with the execution of the Credit Agreement, the Partnership (i) terminated its previously existing $550 million Second Amended and Restated Credit Agreement among the Partnership, as borrower, the lenders party thereto and Wachovia Bank, N.A., as administrative agent (the “2007 Credit Agreement”) and (ii) paid customary fees and other expenses relating to the Credit Agreement. As of October 27, 2011, the Partnership had no borrowings outstanding under the Credit Agreement. As of the same date, approximately $4.6 million of the Credit Agreement's capacity was obligated for letters of credit.

The descriptions of the Credit Agreement in this Item 1.01 are qualified in their entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.

In connection with the transactions described in Item 1.01 above, the Partnership paid in full all outstanding indebtedness and fees under the 2007 Credit Agreement. The 2007 Credit Agreement was terminated concurrently with the payment of such amounts.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2011, the Partnership entered into the First Amendment (the "First Amendment") to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership. The First Amendment, which is effective as of October 27, 2011, amends the definition of Available Cash to clarify the appropriate sources of Available Cash. The First Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit
Number        Description

3.1	First Amendment executed and effective as of October 27, 2011 to Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 28, 2009.

10.1
$800,000,000 Credit Agreement dated as of October 27, 2011 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Bank, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and an Issuing Bank, and Suntrust Bank, as Co-Syndication Agent and an Issuing Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.
By: Magellan GP, LLC, its general partner

Date: October 28, 2011                    By: /s/ Suzanne H. Costin
Suzanne H. Costin
Associate General Counsel &
Corporate Secretary

EXHIBIT INDEX

Exhibit
Number        Description

3.1	First Amendment executed and effective as of October 27, 2011 to Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 28, 2009.

10.1
$800,000,000 Credit Agreement dated as of October 27, 2011 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Bank, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and an Issuing Bank, and Suntrust Bank, as Co-Syndication Agent and an Issuing Bank.